Exhibit 99.1

FOR IMMEDIATE RELEASE

April 26, 2006

Contacts:	Melanie J. Dressel, President and
Chief Executive Officer
(253) 305-1911
Gary R. Schminkey, Executive Vice President
and Chief Financial Officer
(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES

RECORD FIRST QUARTER 2006 EARNINGS

1st QUARTER 2006 HIGHLIGHTS

•	Earnings of $8.2 million, up 30% from $6.3 million in 2005

•	Diluted earnings per share of $0.51, up 28% from $0.40 in 2005

•	Return on average assets of 1.39% improved from 1.15% in 2005.

•	Return on average equity of 14.37%, up from 12.37% a year ago.

•	Return on average tangible equity of 17.00%, up from 15.09% in 2005

•	Net interest margin improved to 4.65%, up from 4.35% in 2005

TACOMA, Washington — Columbia Banking System, Inc. (“Columbia”; Nasdaq: COLB) today announced earnings for the first quarter 2006 of $8.2 million, up 30% from $6.3 million for the first quarter of 2005. For the same period, earnings per share increased to $0.51 per diluted share, an increase of 28% from $0.40 per diluted share one year ago.

Return on average tangible equity for the quarter improved to 17.00%, compared to 15.09% for the same quarter last year. Return on average tangible equity, a non-GAAP performance measure, is used by Columbia’s management in recognition of the goodwill created by the fourth quarter 2004 acquisition of Bank of Astoria, providing a more consistent comparison with pre-acquisition performance.

“We are pleased to see profitability continue to increase,” stated Melanie Dressel, President and Chief Executive Officer. “Rising short-term interest rates, continued loan growth, increased interest income and expense control all contributed to our first quarter results. Our net interest margin has shown continued improvement, rising to 4.65% for the quarter, up from 4.61% at December 31,

2005, and 4.35% for the 1st quarter of last year. While loan growth moderated as expected, we reached $1.6 billion in total loans and have maintained good asset quality.”

Ms. Dressel continued, “Interest rates continued on their upward path during the first quarter, and had a positive impact on our net interest margin, as over 40% of our loans are tied to prime and other related indices. Core deposits comprised a healthy 73% of total deposits for the first quarter, providing a stable source of funding at relatively low costs.”

Return on average assets and return on average equity for the first quarter 2006 were 1.39% and 14.37%, respectively, compared to 1.15% and 12.37%, respectively, for the first quarter of the prior year. With revenue (net interest income plus noninterest income) growing faster than expenses, the efficiency ratio improved to 58.64% at March 31, 2006, compared to 62.18% for the same period in 2005.

At March 31, 2006, Columbia’s total assets were $2.46 billion, an increase of 10% from $2.24 billion at March 31, 2005, and 3% from $2.38 billion at December 31, 2005. Total loans were $1.60 billion at March 31, 2006, up 11% from $1.44 billion for the same period last year, and up 3% from $1.56 billion at year-end 2005. Total deposits were $2.0 billion at March 31, 2006, an increase of 6% from March 31, 2005. Most of the growth occurred in core deposits, which were $1.46 billion at quarter-end 2006, up 5% from $1.39 billion at quarter-end 2005. Core deposits were 73% of total deposits at March 31, 2006.

First Quarter 2006 Operating Results

Net Interest Income

Net interest income increased $3.0 million, or 14%, in the first quarter 2006 compared to the first quarter 2005 due to loan growth and rising short-term interest rates. The increases in short-term rates had a positive impact on net interest income as over 40% of Columbia’s loans are tied to prime and other related indices, but the effect of these increases was partially offset by relatively lower long-term rates. The Company’s net interest margin increased to 4.65% in the first quarter 2006, compared with 4.35% in the first quarter 2005.

Average interest-earning assets increased to $2.19 billion, or 7%, during the first quarter of 2006, compared with $2.04 billion at the end of the first quarter 2005. The yield on average interest-

earning assets increased 105 basis points to 6.64% at March 31, 2005, from 5.59% at March 31, 2005. Average interest-bearing liabilities increased 6% to $1.69 billion from $1.60 billion last year. The cost of average interest-bearing liabilities increased 100 basis points to 2.59% in the first quarter of 2006, compared to 1.59% in the first quarter of 2005.

Noninterest income

Total noninterest income for the first quarter 2006 increased to $6.0 million, or 5%, from $5.7 million a year ago. The increase in noninterest income during the first quarter of 2006 as compared to first quarter 2005 was due to merchant services income as well as service charges and other fees resulting from the growth in core deposits. Income from residential mortgage loan originations and refinancing activity continued its anticipated downward trend. The Company is currently transitioning to a mortgage processing system designed to expand product offerings, enhance service levels and improve efficiencies.

Noninterest expense

Noninterest expense for the first quarter of 2006 was $18.3 million, an increase of 6% from $17.3 million for the same period in 2005. This increase was in part due to expenses that have historically been heavily weighted to the first quarter, such as increased compensation and employee benefits, as well as advertising and promotional expenses resulting from television commercial production. Occupancy expenses and volume-related merchant services processing expenses also contributed to the moderate increase in noninterest expense.

The Company’s efficiency ratio was 58.64% for the first quarter 2006 compared with 62.18% for the same period in 2005. Ms. Dressel noted, “We were pleased with this improvement, reaching our interim goal of an efficiency ratio under 60% during the first quarter. We will continue to challenge ourselves in this area, as we maintain our concerted effort to achieve an efficiency ratio in the mid-50’s over the longer term.”

Nonperforming Assets and Loan Loss Provision

The Company made a provision for loan losses of $215,000 for the first quarter of 2006, compared with $890,000 for the first quarter of 2005, and $15,000 for the quarter ending December 31, 2005. The decrease in the provision over the same period last year was primarily due to moderating loan growth and a maturing of the commercial loan portfolio. The provision increased over the fourth quarter 2005 as the rate of improvement in credit quality slowed in the commercial portfolio.

The allowance for loan and lease losses as a percentage of loans (excluding loans held for sale at each date) decreased to 1.30% at March 31, 2006 as compared to 1.33% at year-end 2005. For the quarters ended March 31, 2006 and 2005, net loan charge-offs amounted to $353,000 and $592,000 respectively, or approximately two basis points and four basis points of total loans at the end of each respective period. Ms. Dressel said, “We are pleased with the way our loan portfolio is performing and we believe that the bank’s current reserves for loan losses are sufficient. However, due to the cyclical nature of our industry, we will remain conservative going forward as we evaluate the level of reserves needed to support future loan growth.”

Expansion Activity

Ms. Dressel commented, “As always, we strive to be the community bank in every community we serve, and will continue our strategy of focusing our efforts on increasing market share in these communities. New markets and branch locations are considered on an ongoing basis. We begin this process with the market maker – an experienced, local banker around whom we can build a branch and relationships with the community. We are developing a new branch location in Lacey, just east of Olympia, Washington, which we expect to open in early 2007. We will also take advantage of other strategic opportunities to expand our footprint that make economic sense for the organization.”

Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned banking subsidiaries are Columbia Bank and Bank of Astoria. Columbia Bank is a Washington state-chartered full-service commercial bank with 35 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Bank of Astoria, a federally insured commercial bank headquartered in Astoria, Oregon, operates four branches in Clatsop County: Astoria, Warrenton, Seaside and Cannon Beach; and one branch in Manzanita in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

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Note Regarding Forward Looking Statements

This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

	Three Months Ended
Unaudited (in thousands, except per share amounts)	March 31,
	2006	2005
Earnings
Net interest income	$24,306	$21,301
Provision for loan and lease losses	$215	$890
Noninterest income	$5,973	$5,674
Noninterest expense	$18,340	$17,277
Net income	$8,188	$6,298
Per Share
Net income (basic)	$0.52	$0.40
Net income (diluted)	$0.51	$0.40
Averages
Total assets	$2,388,680	$2,222,355
Interest-earning assets	$2,190,872	$2,042,917
Loans	$1,567,615	$1,409,119
Securities	$619,428	$632,410
Deposits	$1,955,851	$1,864,610
Core deposits	$1,425,442	$1,378,695
Shareholders’ Equity	$231,080	$206,511
Financial Ratios
Return on average assets	1.39%	1.15%
Return on average equity	14.37%	12.37%
Return on average tangible equity(1)	17.00%	15.09%
Average equity to average assets	9.67%	9.29%
Net interest margin	4.65%	4.35%
Efficiency ratio (tax equivalent) (2)	58.64%	62.18%

	March 31,		December 31,
	2006	2005	2005
Period end
Total assets	$2,460,453	$2,243,469	$2,377,322
Loans	$1,595,262	$1,436,820	$1,564,704
Allowance for loan and lease losses	$20,691	$20,179	$20,829
Securities	$634,620	$619,140	$585,332
Deposits	$1,990,363	$1,869,173	$2,005,489
Core deposits	$1,455,390	$1,392,772	$1,478,090
Shareholders’ equity	$231,137	$204,754	$226,242
Book value per share	$14.47	$13.11	$14.29
Tangible book value per share	$12.41	$10.96	$12.20
Nonperforming assets
Nonaccrual loans	$5,115	$7,183	$4,733
Restructured loans	1,146	205	124
Personal property owned	—	—	—
Real estate owned	18	—	18

Total nonperforming assets	$6,279	$7,388	$4,875

Nonperforming loans to period-end loans	0.39%	0.51%	0.31%
Nonperforming assets to period-end assets	0.26%	0.33%	0.21%
Allowance for loan and lease losses to period-end loans	1.30%	1.40%	1.33%
Allowance for loan and lease losses to nonperforming loans	330.47%	273.13%	428.84%
Allowance for loan and lease losses to nonperforming assets	329.53%	273.13%	427.26%
Net loan charge-offs	$353 (3)	$592 (4)	$572 (5)

QUARTERLY FINANCIAL STATISTICS

Columbia Banking System, Inc.

	Three Months Ended
Unaudited (in thousands, except per share amounts)	Mar 31 2006	Dec 31 2005	Sept 30 2005	Jun 30 2005	Mar 31 2005
Earnings
Net interest income	$24,306	$23,934	$23,331	$22,346	$21,301
Provision for loan and lease losses	$215	$15	$245	$370	$890
Noninterest income	$5,973	$6,468	$6,516	$6,128	$5,674
Noninterest expense	$18,340	$18,271	$18,793	$18,514	$17,277
Net income	$8,188	$8,583	$7,952	$6,798	$6,298
Per Share
Net income [basic]	$0.52	$0.55	$0.50	$0.44	$0.40
Net income [diluted]	$0.51	$0.54	$0.50	$0.43	$0.40
Averages
Total assets	$2,388,680	$2,316,654	$2,325,262	$2,297,297	$2,222,355
Interest-earning assets	$2,190,872	$2,116,345	$2,136,229	$2,113,384	$2,042,917
Loans	$1,567,615	$1,534,068	$1,534,281	$1,498,990	$1,409,119
Securities	$619,428	$579,177	$598,204	$612,455	$632,410
Deposits	$1,955,851	$2,006,448	$1,948,022	$1,874,208	$1,864,610
Core deposits	$1,425,442	$1,467,077	$1,451,054	$1,397,353	$1,378,695
Shareholders’ Equity	$231,080	$223,538	$218,308	$209,864	$206,511
Financial Ratios
Return on average assets	1.39%	1.47%	1.36%	1.19%	1.15%
Return on average equity	14.37%	15.23%	14.45%	12.99%	12.37%
Return on average tangible equity	17.00%	18.17%	17.35%	15.76%	15.09%
Average equity to average assets	9.67%	9.65%	9.39%	9.14%	9.29%
Net interest margin	4.65%	4.61%	4.45%	4.36%	4.35%
Efficiency ratio (tax equivalent)	58.64%	58.46%	61.26%	63.22%	62.18%
Period end
Total assets	$2,460,453	$2,377,322	$2,322,896	$2,326,252	$2,243,469
Loans	$1,595,262	$1,564,704	$1,511,386	$1,510,043	$1,436,820
Allowance for loan and lease losses	$20,691	$20,829	$20,790	$20,587	$20,179
Securities	$634,620	$585,332	$592,467	$609,574	$619,140
Deposits	$1,990,363	$2,005,489	$1,992,238	$1,897,854	$1,869,173
Core deposits	$1,455,390	$1,478,090	$1,493,925	$1,416,421	$1,392,772
Shareholders’ equity	$231,137	$226,242	$221,873	$214,788	$204,754
Book value per share	$14.47	$14.29	$14.04	$13.68	$13.11
Tangible book value per share	$12.41	$12.20	$11.93	$11.56	$10.96
Nonperforming assets
Nonaccrual loans	$5,115	$4,733	$6,165	$6,304	$7,183
Restructured loans	1,146	124	151	178	205
Personal property owned	—	—	—	—	—
Real estate owned	18	18	—	—	—

Total nonperforming assets	$6,279	$4,875	$6,316	$6,482	$7,388

Nonperforming loans to period-end loans	0.39%	0.31%	0.42%	0.43%	0.51%
Nonperforming assets to period-end assets	0.26%	0.21%	0.27%	0.28%	0.33%
Allowance for loan and lease losses to period-end loans	1.30%	1.33%	1.38%	1.36%	1.40%
Allowance for loan and lease losses to nonperforming loans	330.47%	428.84%	329.16%	317.60%	273.13%
Allowance for loan and lease losses to nonperforming assets	329.53%	427.26%	329.16%	317.60%	273.13%
Net loan charge-offs (recoveries)	$353	$(24)	$42	$(38)	$592

(1)	Annualized net income, excluding core deposit intangible asset amortization, divided by average daily shareholders’ equity, excluding average goodwill and average core deposit intangible asset.

(2)	Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding nonrecurring income and expense, such as gains/losses on investment securities and net cost (gain) of OREO.

(3)	For the three months ended March 31, 2006.

(4)	For the three months ended March 31, 2005.

(5)	For the twelve months ended December 31, 2005.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

Columbia Banking System, Inc.

(Unaudited) (in thousands except per share)	Three Months Ended March 31,
	2006	2005
Interest Income
Loans	$28,644	$21,822
Taxable securities	4,958	4,657
Tax-exempt securities	1,427	1,082
Deposits with banks	29	9
Federal funds sold	11	—

Total interest income	35,069	27,570
Interest Expense
Deposits	8,491	5,182
Federal Home Loan Bank advances	1,768	706
Long-term obligations	459	347
Other borrowings	45	34

Total interest expense	10,763	6,269

Net Interest Income	24,306	21,301
Provision for loan and lease losses	215	890

Net interest income after provision for loan and lease losses	24,091	20,411
Noninterest Income
Service charges and other fees	2,834	2,636
Mortgage banking	147	422
Merchant services fees	2,038	1,789
Gain on sale of investment securities, net	10	—
Bank owned life insurance (“BOLI”)	399	373
Other	545	454

Total noninterest income	5,973	5,674
Noninterest Expense
Compensation and employee benefits	9,669	9,268
Occupancy	2,648	2,332
Merchant processing	784	707
Advertising and promotion	652	504
Data processing	800	707
Legal & professional services	230	764
Taxes, licenses & fees	596	465
Net gain of other real estate owned	—	(2)
Other	2,961	2,532

Total noninterest expense	18,340	17,277

Income before income taxes	11,724	8,808
Provision for income taxes	3,536	2,510

Net Income	$8,188	$6,298

Net income per common share:
Basic	$0.52	$0.40
Diluted	$0.51	$0.40
Dividend paid per common share	$0.13	$0.07
Average number of common shares outstanding	15,860	15,606
Average number of diluted common shares outstanding	16,101	15,852

CONSOLIDATED CONDENSED BALANCE SHEETS

Columbia Banking System, Inc.

(Unaudited) (in thousands)	March 31, 2006	December 31, 2005
Assets
Cash and due from banks	$88,303	$96,787
Interest-earning deposits with banks	8,304	3,619

Total cash and cash equivalents	96,607	100,406
Securities available for sale at fair value (amortized cost of $629,992 and $576,619 respectively)	621,643	572,355
Securities held to maturity (fair value of $2,582 and $2,587 respectively)	2,524	2,524
Federal Home Loan Bank stock	10,453	10,453
Loans held for sale	1,737	1,850
Loans, net of unearned income of ($2,215) and ($2,870) respectively	1,595,262	1,564,704
Less: allowance for loan and lease losses	20,691	20,829

Loans, net	1,574,571	1,543,875
Interest receivable	11,989	11,671
Premises and equipment, net	44,760	44,690
Real estate owned	18	18
Goodwill	29,723	29,723
Other assets	66,428	59,757

Total Assets	$2,460,453	$2,377,322

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$448,664	$455,838
Interest-bearing	1,541,699	1,549,651

Total deposits	1,990,363	2,005,489
Federal Home Loan Bank advances	188,850	94,400
Other borrowings	293	2,572
Long-term subordinated debt	22,328	22,312
Other liabilities	27,482	26,307

Total liabilities	2,229,316	2,151,080

Shareholders’ equity:
Preferred stock (no par value)
Authorized, 2 million shares; none outstanding

	March 31, 2006	December 31, 2005
Common stock (no par value)
Authorized shares	63,034	63,034
Issued and outstanding	15,969	15,831	164,363	162,973
Retained earnings			72,176	66,051
Accumulated other comprehensive income -
Unrealized losses on securities available for sale, net of tax			(5,402)	(2,782)

Total shareholders’ equity			231,137	226,242

Total Liabilities and Shareholders’ Equity			$2,460,453	$2,377,322